Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE
Contact:
Amy Conti
Vice President, Investor Relations
The BISYS Group, Inc.
(973) 461-5914
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® Files Q2 Fiscal Year 2007 Form 10-Q
ROSELAND, N.J. (March 15, 2007) — BISYS, a leading provider of outsourcing solutions for the financial services sector, today announced that it filed its quarterly report on Form 10-Q for the second quarter of fiscal 2007, ended December 31, 2006.
Consolidated revenues grew to $221.3 million for the quarter, versus revenues of $207.3 million for the same period last year. Income from continuing operations improved from $11.4 million to $14.4 million year-on-year. Income from continuing operations included net interest income of $1.1 million, versus $3.2 million of net interest expense in the prior year, reflecting reduced net borrowings, funded by the proceeds from the sale of the Information Services business in Q3 fiscal 2006. The Company earned $14.3 million in GAAP net income, compared to net income of $22.3 million in the prior year. On a pretax operating basis, the Company earned $20.5 million from continuing operations in Q2 fiscal 2007 compared to $23.2 million for the same quarter of fiscal year 2006. Q2 2007 included $3.1 million in net excess corporate costs including costs related to the strategic alternatives process, offset by insurance recoveries received. Q2 fiscal 2006 included approximately $4.7 million in excess corporate expenses, including $3.0 million of litigation expenses, as well as professional fees and severance associated with the Company’s restatement process.
Year-to-date fiscal 2007, the Company reported pretax operating earnings of $38.2 million compared to $41.9 million for the same period of fiscal year 2006. YTD fiscal 2007 included $6.2 million in excess corporate expenses primarily related to the strategic alternatives process, offset by insurance recoveries received. YTD fiscal 2006 included approximately $11.2 million in excess corporate expenses, including

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$7.3 million of litigation expenses, as well as professional fees and severance associated with the Company’s restatement process.
Year-to-date fiscal 2007, BISYS reported income from continuing operations of $28.5 million on revenues of $432.8 million compared to a net income of $21.0 million on revenues of $412.9 million for fiscal 2006, based largely on reduced interest expense.
Investment Services segment revenue for the quarter rose 9.3% year-on-year, driven by strong percentage growth in the Alternatives business, and revenue improvements in all businesses, despite first year sales, which have been relatively slow, due to the strategic options review process and the overhang of challenges in the Fund Service business. All of the growth in the Investment Services segment was organic. Operating Earnings for the segment rose 9.1%, with margins unchanged year-on-year.
Insurance Services segment revenue for the quarter increased 1.1% over prior year due to the positive contribution of recent acquisitions. Organic revenues were down 4.5%, with Life Insurance organic revenue virtually flat, and Commercial Insurance sales impacted by a softening industry pricing environment, and weaker than expected renewal rates in some product lines. Insurance Services operating earnings declined 16.9%, primarily due to the near-term impact of acquisitions in both businesses, and continuing investments in the businesses for long term growth, offset by a $1.9 million gain recognized in Commercial Insurance on the sale of a book of business during the quarter.
Corporate expenses for the quarter were higher than prior year due to the previously announced company-wide retention program for key employees during the company’s strategic options review process.
Revenue growth for full year fiscal 2007 is currently expected to be in the mid single digit range. New business revenue growth has been delayed to some extent in Investment Services, pending the conclusion of the strategic alternatives review process. Investment Services margins are expected to be flat to slightly lower than last year, with improvements in the Alternatives business offset by decreases in the Fund business. Insurance Services margins are expected to be two to three percentage points lower than in fiscal 2006. Corporate costs are expected to be higher than fiscal 2006, due to the strategic alternatives review process, including employee retention costs, as well as costs associated with the SEC investigations and litigation.

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The Company is not providing EPS guidance at this time, and in light of the continuing strategic options review process, will not be hosting an analyst call.
Bob Casale, chairman of the board, interim president, and acting CEO, commented, “We are pleased to be current in our filings and expect to file the Form 10-Q for our third fiscal quarter in a timely manner in May. The strategic review is continuing, and we appreciate investors’ patience as we look to complete the process. When this effort reaches its conclusion, we will announce the outcome and host an analyst call.”
Investors may access the filing on the Company’s website at www.bisys.com under the Investor Relations tab. Investors may also request a paper copy of the filing by calling the Company’s Investor Relations department at (973) 461-2500 or by writing to The BISYS Group, Attention: Investor Relations, 105 Eisenhower Parkway, Roseland, New Jersey 07068.
About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms and insurance companies to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans, separately managed accounts, and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS’ business, including, without limitation, the impact of the Company’s evaluation of strategic alternatives and the outcome of pending and future government investigations and litigations involving the Company. More detailed information about risk factors that could cause actual results to differ materially are noted in BISYS’ periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2006. These documents can be accessed on BISYS’ website at www.bisys.com under the “Investor Relations” tab. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.

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